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                     November 18, 2022

       Olivier Rabiller
       President and Chief Executive Officer
       Garrett Motion Inc.
       La Piece 16
       Rolle, Switzerland 1180

                                                        Re: Garrett Motion Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 14,
2022
                                                            File No. 001-38636

       Dear Olivier Rabiller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing